Exhibit (a)(5)(T)

FOR IMMEDIATE RELEASE
Media Contact Information: Sandy Pound	Investor Contact Information: Rafael Tejada
Phone: 781-622-1223	Phone: 781-622-1356
E-mail: sandy.pound@thermofisher.com	E-mail: rafael.tejada@thermofisher.com
Website: www.thermofisher.com

Thermo Fisher Scientific Completes Acquisition of Olink,

Announces Commencement of Subsequent Offering Period

Subsequent Offering Period Scheduled to Expire at 5:00 p.m., New York Time, on July 16, 2024

WALTHAM, Mass. – July 10, 2024 – Thermo Fisher Scientific Inc. (NYSE: TMO) (“Thermo Fisher”), the world leader in serving science, today announced that it has completed its acquisition of Olink Holding AB (publ) (“Olink”) (Nasdaq: OLK), a leading provider of next-generation proteomics solutions. The transaction values Olink at approximately $3.1 billion, net of $96 million of acquired cash. Olink will become part of Thermo Fisher's Life Sciences Solutions segment.

“We are excited to welcome Olink colleagues to Thermo Fisher,” said Marc N. Casper, chairman, president and chief executive officer of Thermo Fisher. “Protein research is key to advancing our understanding of human biology and delivering on the promise of precision medicine. Olink’s proven and transformative solutions for proteomics are highly complementary to our leading mass spectrometry and life sciences offerings. By expanding our capabilities in the high-growth proteomics market, we will enable scientists and researchers around the globe to meaningfully accelerate discovery and scientific breakthroughs while delivering significant value to our shareholders.”

The Offer was made pursuant to the Purchase Agreement, dated as of October 17, 2023, by and between Thermo Fisher and Olink and as described in the tender offer statement on Schedule TO, as amended and supplemented from time to time, filed by Thermo Fisher with the U.S. Securities and Exchange Commission (the “SEC”) on October 31, 2023 (the “Tender Offer Statement”). Thermo Fisher, through its wholly owned subsidiary, Orion Acquisition AB (the “Buyer”), today has accepted for purchase all of the outstanding common shares of Olink (“Shares”) and all of the outstanding American Depositary Shares, each representing one Share of Olink (“ADSs” and collectively with the Shares, “Offer Securities”) that were validly tendered and not properly withdrawn prior to the expiration time of the initial offering period for the Offer Securities for $26.00 per Share and per ADS, in cash (the “Offer”). Buyer will promptly pay cash for tendered and accepted Offer Securities. Upon settlement of the Offer, Thermo Fisher will own Offer Securities representing approximately 98.2% of Olink’s outstanding Shares.

Further Transaction Details and Timing

The initial offering period for the Offer and withdrawal rights expired as scheduled at 5:00 p.m., New York time, on July 9, 2024 (the “Expiration Time”). DNB Markets, a part of DNB Bank ASA, Sweden Branch, the depositary and paying agent for the Offer with respect to the Shares, has advised Thermo Fisher and Buyer that, as of the Expiration Time, approximately 84,755,626 Shares have been validly tendered and not properly withdrawn pursuant to the Offer. The Bank of New York Mellon, the tender agent for the Offer with respect to the ADSs, has advised Thermo Fisher and Buyer that, as of the Expiration Time, approximately 37,676,600 ADSs have been validly tendered and not properly withdrawn pursuant to the Offer. These Shares and ADSs collectively represent approximately 98.2% of the outstanding Shares. With all conditions to the Offer satisfied, on July 10, 2024, Buyer has accepted for purchase all Offer Securities that were validly tendered and not properly withdrawn pursuant to the Offer as of the Expiration Time, and payment for such Offer Securities will be made promptly in accordance with the terms of the Offer.

Thermo Fisher also announced the commencement of a subsequent offering period (the “Subsequent Offer”) scheduled to expire at 5:00 p.m., New York time, on July 16, 2024, unless extended (the “Subsequent Offering Period”), as more fully described in the Tender Offer Statement. All Shares and ADSs validly tendered during the Subsequent Offering Period will be immediately accepted for payment, and tendering holders will thereafter promptly be paid the same Offer price of $26.00 per Share or per ADS, as applicable, in cash, without interest and less applicable withholding taxes or other taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated as of October 31, 2023 (together with any amendments and supplements thereto, the “Offer to Purchase”). The procedures for accepting the Offer and tendering Offer Securities during the Subsequent Offering Period are the same as those applicable to the Offer as described in the Offer to Purchase, except that Shares and ADSs validly tendered during the Subsequent Offering Period may not be withdrawn. To acquire any Shares that remain untendered following the completion of the Subsequent Offer, Thermo Fisher intends to initiate a compulsory redemption under the Swedish Companies Act (Sw. aktiebolagslagen (2005:551)).

Olink holders who have validly tendered and not properly withdrawn their Shares or ADSs of Olink prior to the Expiration Time do not need to re-tender their Shares or ADSs or take any other action as a result of the Subsequent Offer.

Delisting & Deregistration of Olink’s ADSs

Olink has requested that the NASDAQ Global Market (“Nasdaq”) suspend trading of Olink ADSs and file a Form 25, Notification of Removal from Listing and/or Registration with the SEC, thereby commencing the process of delisting and deregistering the ADSs. Provided that the criteria for deregistration are met, Olink also intends to terminate its reporting obligations under the Securities Exchange Act of 1934, as amended, by filing a Certification and Notice of Termination of Registration on Form 15 with the SEC. Following delisting from Nasdaq, ADSs of Olink will not be listed or registered on another national securities exchange. Delisting is likely to reduce significantly the liquidity and marketability of any ADSs of Olink that have not been tendered pursuant to the Offer or the Subsequent Offer.

Requests for copies of the Offer to Purchase (as amended or supplemented from time to time), the ADS letter of transmittal and the acceptance form for Shares (including the instructions attached thereto) and other Offer materials may be directed to the call service of Georgeson LLC at +1-866-821-2550 (U.S. toll-free), +1-781-222-0033 (outside U.S. & Canada) or +46-846-007-389 (Sweden), or via email at olink@georgeson.com. A copy of these documents may be obtained at the website maintained by the SEC at www.sec.gov.

Advisors

For Thermo Fisher, Cravath Swaine & Moore LLP and Advokatfirman Vinge KB served as legal counsel. For Olink, J.P. Morgan Securities LLC served as lead financial advisor, Goldman Sachs Bank Europe SE, Sweden Bankfilial served as financial advisor and Baker & McKenzie served as legal counsel.

About Thermo Fisher Scientific

Thermo Fisher Scientific Inc. is the world leader in serving science, with annual revenue over $40 billion. Our Mission is to enable our customers to make the world healthier, cleaner and safer. Whether our customers are accelerating life sciences research, solving complex analytical challenges, increasing productivity in their laboratories, improving patient health through diagnostics or the development and manufacture of life-changing therapies, we are here to support them. Our global team delivers an unrivaled combination of innovative technologies, purchasing convenience and pharmaceutical services through our industry-leading brands, including Thermo Scientific, Applied Biosystems, Invitrogen, Fisher Scientific, Unity Lab Services, Patheon and PPD. For more information, please visit www.thermofisher.com.

Forward-looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Words such as “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” and similar expressions are intended to identify forward-looking statements, but other statements that are not historical facts may also be deemed to be forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the COVID-19 pandemic, the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; any natural disaster, public health crisis or other catastrophic event; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions may not materialize as expected; Olink’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees; the outcome of any legal proceedings related to the compulsory redemption; and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K and subsequent quarterly report on Form 10-Q, which are on file with the U.S. Securities and Exchange Commission (“SEC”) and available in the “Investors” section of Thermo Fisher’s website, ir.thermofisher.com, under the heading “SEC Filings”, and in any subsequent documents Thermo Fisher files or furnishes with the SEC, and in Olink’s Annual Report on Form 20-F and subsequent interim report on Form 6-K, which are on file with the SEC and available in the “Investor Relations” section of Olink’s website, https://investors.olink.com/investor-relations, under the heading “SEC Filings”, and in any subsequent documents Olink files or furnishes with the SEC. While Thermo Fisher or Olink may elect to update forward-looking statements at some point in the future, Thermo Fisher and Olink specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing either Thermo Fisher’s or Olink’s views as of any date subsequent to today.

Additional Information and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common shares or American Depositary Shares of Olink or any other securities, nor is it a substitute for the tender offer materials that Thermo Fisher or the Buyer has filed with the SEC. The terms and conditions of the tender offer are published in, and the offer to purchase common shares and American Depositary Shares of Olink is made only pursuant to, the offer document and related offer materials prepared by Thermo Fisher and the Buyer and is filed with the SEC in a tender offer statement on Schedule TO. In addition, Olink has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, AN ADS LETTER OF TRANSMITTAL, ACCEPTANCE FORM FOR SHARES AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS THEY MAY BE AMENDED FROM TIME TO TIME, CONTAIN IMPORTANT INFORMATION. INVESTORS AND SHAREHOLDERS OF OLINK ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY, AND NOT THIS DOCUMENT, GOVERN THE TERMS AND CONDITIONS OF THE TENDER OFFER, AND BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SUCH PERSONS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR COMMON SHARES AND AMERICAN DEPOSITARY SHARES.

The tender offer materials, including the offer to purchase, the related ADS letter of transmittal and acceptance form for shares and certain other tender offer documents, and the solicitation/recommendation statement and other documents filed with the SEC by Thermo Fisher or Olink, may be obtained free of charge at the SEC's website at www.sec.gov, at Olink’s website https://investors.olink.com/investor-relations, at Thermo Fisher's website at www.thermofisher.com or by contacting Thermo Fisher's investor relations department at 781-622-1111. In addition, Thermo Fisher's tender offer statement and other documents it will file with the SEC will be available at https://ir.thermofisher.com/investors.

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